Exhibit 99.1

@coherent	PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	October 31, 2012
No. 1335

Coherent, Inc. Reports Fourth Fiscal Quarter and Year-End Results

SANTA CLARA, CA, October 31, 2012 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter and fiscal year ended September 29, 2012.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011
GAAP Results (in millions except per share data)
Bookings	$169.3	$218.9	$195.4	$773.2	$895.0
Net sales	$188.7	$196.4	$208.0	$769.1	$802.8
Net income	$12.5	$17.2	$31.4	$63.0	$93.2
Diluted EPS	$0.52	$0.72	$1.25	$2.62	$3.66

Non-GAAP Results (in millions except per share data)
Net income	$17.1	$20.1	$24.2	$74.3	$88.1
Diluted EPS	$0.71	$0.83	$0.96	$3.09	$3.46

FOURTH FISCAL QUARTER DETAILS

For the fourth fiscal quarter ended September 29, 2012, Coherent announced net sales of $188.7 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $12.5 million, or $0.52 per diluted share.  Coherent’s results for the fourth quarter of fiscal 2012 includes a charge of approximately $4.3 million after tax due to the write-off of previously acquired intangible assets and inventories and a tax benefit of approximately $2.8 million due to the release of tax valuation allowances. These results compare to net sales of $208.0 million and net income of $31.4 million, or $1.25 per diluted share, for the fourth quarter of fiscal 2011.  Coherent’s tax expense for the fourth fiscal quarter of 2011 was reduced by approximately $9.7 million due to the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years.

Non-GAAP net income for the fourth quarter of fiscal 2012 was $17.1 million, or $0.71 per diluted share.  Non-GAAP net income for the fourth quarter of fiscal 2011 was $24.2 million, or $0.96 per diluted share.  For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the third quarter of fiscal 2012 were $196.4 million and net income, on a GAAP basis, was $17.2 million, or $0.72 per diluted share.  Non-GAAP net income for the third quarter of fiscal 2012 was $20.1 million, or $0.83 per diluted share.

Bookings received during the fourth fiscal quarter ended September 29, 2012 of $169.3 million decreased 13.4% from $195.4 million in the same prior year period and decreased by 22.7% compared to bookings of $218.9 million in the immediately preceding quarter.  The book-to-bill ratio was 0.90, resulting in backlog of $352.8 million at September 29, 2012, compared to a backlog of $369.4 million at June 30, 2012 and a backlog of $356.5 million at October 1, 2011.

For the fiscal year ended September 29, 2012, Coherent posted net sales of $769.1 million and net profit of $63.0 million ($2.62 per diluted share) on a GAAP basis compared to the prior year sales of $802.8 million and a net profit on a GAAP basis of $93.2 million ($3.66 per diluted share).  Bookings received for the fiscal year ended September 29, 2012 were $773.2 million, compared to $895.0 million in bookings received during fiscal 2011.

“Sequentially stronger demand in materials processing, instrumentation and scientific was offset by lower bookings in microelectronics in our fourth quarter.  Record orders for our Meta laser workstations contributed to the materials processing total.  Instrumentation was paced by medical OEM orders for both aesthetic and ophthalmic products.  Scientific was up on third quarter push outs and seasonality.  Our Microelectronics bookings were down due to the timing of flat panel display (FPD) orders and slowing in the semi cap market.  While we expect these trends to continue in the current quarter, we also anticipate another round of meaningful FPD bookings in fiscal 2013. Fourth quarter revenues were negatively impacted by the late arrival of certain key components for a scheduled shipment of one of our Gen8 FPD systems, causing us to miss the acceptance window, which reduced revenue by more than $7 million,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

“We have recently acquired two companies, Innolight Innovative Laser and Systemtechnik GmbH and MiDAZ Lasers Ltd, which provide core technology building blocks for an emerging class of commercial, sub-nanosecond lasers for microelectronics manufacturing.  Innolight’s semiconductor-based architecture delivers pulsed output that can be amplified by conventional or fiber amplifiers to ultimately deliver infrared, green or ultraviolet light capable of processing a range of materials.  The technology acquired through MiDAZ is an elegant and simple amplifier that can be incorporated into various systems to create compact, electrically-efficient and long-lasting lasers,” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $224.9 million, an increase of $15.3 million from cash and short term investments of $209.6 million at June 30, 2012. On October 4, 2012, the Board of Directors authorized a buyback program whereby the Company is authorized to repurchase up to $25 million of our common stock.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011

Net sales	$188,654	$196,383	$207,961	$769,088	$802,834
Cost of sales (A) (B) (C) (D)	110,921	116,138	118,464	453,103	452,012
Gross profit	77,733	80,245	89,497	315,985	350,822
Operating expenses:
Research & development (A) (B)	19,852	19,306	19,718	78,260	81,232
Selling, general & administrative (A) (B)	35,617	32,894	36,459	138,519	149,499
Intangibles amortization (C)	5,406	1,723	1,879	10,376	8,082
Total operating expenses	60,875	53,923	58,056	227,155	238,813
Income from operations	16,858	26,322	31,441	88,830	112,009
Other income (expense), net(B) (D)	1,299	(1,937)	(25)	1,792	11,820
Income before income taxes	18,157	24,385	31,416	90,622	123,829
Provision for income taxes(E)	5,609	7,177	36	27,660	30,591
Net income	$12,548	$17,208	$31,380	$62,962	$93,238

Net income per share:
Basic	$0.53	$0.73	$1.27	$2.67	$3.74
Diluted	$0.52	$0.72	$1.25	$2.62	$3.66

Shares used in computation:
Basic	23,629	23,633	24,697	23,561	24,924
Diluted	24,095	24,054	25,167	24,026	25,464

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense

	Three Months Ended			Year Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011
Cost of sales	$407	$453	$374	$1,670	$1,331
Research & development	397	407	390	1,628	1,474
Selling, general & administrative	3,201	3,266	2,676	13,015	10,158
Impact on income from operations	$4,005	$4,126	$3,440	$16,313	$12,963

For the quarters ended September 29, 2012, June 30, 2012 and October 1, 2011, the impact on net income, net of tax was $3,076 ($0.13 per diluted share), $2,852 ($0.12 per diluted share) and $2,489 ($0.10 per diluted share), respectively. For the years ended September 29, 2012 and October 1, 2011, the impact on net income, net of tax was $11,517 ($0.48 per diluted share) and $9,161 ($0.36 per diluted share), respectively.

(B)

Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)

	Three Months Ended			Year Ended
	Sept. 29,	June 30,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2012	2011	2012	2011
Cost of sales	$34	$(25)	$(50)	$59	$66
Research & development	154	(93)	(206)	293	280
Selling, general & administrative	1,028	(611)	(1,390)	1,972	2,214
Impact on income from operations	$1,216	$(729)	$(1,646)	$2,324	$2,560

For the quarters ended September 29, 2012, June 30, 2012 and October 1, 2011, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,207, expense of $1,051 and expense of $1,763, respectively. For the years ended September 29, 2012 and October 1, 2011, the impact on other income (expense) net was income of $1,643 and income of $3,123, respectively.

(C)

The quarter and year ended September 29, 2012 include a $4,260 ($4,260 net of tax ($0.18 per diluted share)) charge due to the write-off of previously acquired intangible assets ($3,970 recorded in intangibles amortization) and inventories ($290 recorded in cost of sales).

(D)

The year ended October 1, 2011 includes a $5,918 ($6,113 net of tax ($0.24 per diluted share)) gain from the dissolution of our Finland operations, of which a charge of $593 is recorded in cost of sales and a benefit of $6,511 is recorded in other income (expense), net.

(E)

The quarter and year ended September 29, 2012 include a $2,790 ($0.12 per diluted share) benefit due to decreases in valuation allowances against deferred tax assets. The year ended September 29, 2012 includes $1,647 ($0.07 per diluted share) release of tax reserves and related interest as a result of the closure of open tax years. The year ended October 1, 2011 includes a $9,686 ($0.38 per diluted share) benefit from the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years and a $1,549 ($0.06 per diluted share) expense due to an increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	September 29, 2012	October 1, 2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$224,929	$220,203
Accounts receivable, net	144,345	141,037
Inventories	160,113	152,385
Prepaid expenses and other assets	85,098	67,021
Total current assets	614,485	580,646
Property and equipment, net	115,096	104,504
Other assets	151,191	158,116
Total assets	$880,772	$843,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$17	$15
Accounts payable	29,088	39,841
Other current liabilities	124,683	122,549
Total current liabilities	153,788	162,405
Other long-term liabilities	55,328	62,860
Total stockholders’ equity	671,656	618,001
Total liabilities and stockholders’ equity	$880,772	$843,266

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	September 29, 2012	June 30, 2012	October 1, 2011	September 29, 2012	October 1, 2011
GAAP net income	$12,548	$17,208	$31,380	$62,962	$93,238
Stock-related compensation expense	3,076	2,852	2,489	11,517	9,161
Gain on Finland dissolution	—	—	—	—	(6,113)
Write-off of intangibles and inventory	4,260	—	—	4,260	—
Non-recurring tax expense (release) items	(2,790)	—	(9,686)	(4,437)	(8,137)
Non-GAAP net income	$17,094	$20,060	$24,183	$74,302	$88,149

Non-GAAP net income per diluted share	$0.71	$0.83	$0.96	$3.09	$3.46

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to timing and amounts of any additional orders for the Company’s products, including those related to the flat panel display market, the timing and ability of the Company to create compact, electrically-efficient and long-lasting lasers utilizing the assets of the Innolight and MiDAZ acquisitions and the achievement, amount and timing of any incremental sales as related to the acquisition of Innolight and MiDAZ. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our successful implementation and utilization of the assets acquired from our Innolight and MiDAZ acquisitions, our ability to successfully integrate Innolight and MiDAZ into our operations, our and our customers’ exposure to risks associated with worldwide economic conditions and, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000